Filed pursuant to Rule 424(b)(5)
File Number 333-180733

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated April 26, 2012)

American Superconductor Corporation

10,262,311

Shares of Common Stock

This prospectus supplement supplements the prospectus dated April 26, 2012 relating to the resale of up to 10,262,311 shares of our Common Stock to be offered by the selling stockholder.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 9, 2012.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

Investing in our common stock involves risks. See “Risk Factors“ beginning on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 9, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 9, 2012

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2012, Peter O. Crisp informed American Superconductor Corporation (the “Company”) that he will be retiring from the Board of Directors of the Company (the “Board”) when his current term as a director expires, and will therefore not be standing for re-election to the Board at the Company’s 2012 Annual Meeting of Stockholders scheduled for July 27, 2012.

Mr. Crisp advised the Company that his decision was not the result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: May 9, 2012	By:	/s/ David A. Henry
David A. Henry Senior Vice President and Chief Financial Officer